Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes completes 2016 with a 16% increase in full year net earnings, ending with fourth quarter diluted EPS of $1.22 on 15% growth in home closing revenue

SCOTTSDALE, Ariz., February 1, 2017 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported fourth quarter and full year results for the year ended December 31, 2016.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	% Chg	2016	2015	% Chg
Homes closed (units)	2,117	1,919	10%	7,355	6,522	13%
Home closing revenue	$876,094	$761,372	15%	$3,003,426	$2,531,556	19%
Average sales price - closings	$414	$397	4%	$408	$388	5%
Home orders (units)	1,493	1,568	(5)%	7,290	7,100	3%
Home order value	$635,995	$634,181	—%	$3,001,503	$2,822,785	6%
Average sales price - orders	$426	$404	5%	$412	$398	4%
Ending backlog (units)				2,627	2,692	(2)%
Ending backlog value				$1,135,758	$1,137,681	—%
Average sales price - backlog				$432	$423	2%
Net earnings	$51,807	$52,897	(2)%	$149,541	$128,738	16%
Diluted EPS	$1.22	$1.26	(3)%	$3.55	$3.09	15%

MANAGEMENT COMMENTS
“We delivered solid closings, revenue and earnings growth in 2016, maintained a strong balance sheet and executed our strategy for future growth,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes.
“We generated a 16% increase in net earnings with 19% growth in home closing revenue, and controlled our overhead costs to help offset the negative impact from higher land, development and construction labor costs. We delivered 7,355 homes during the year -- a 13% increase over 2015 -- and surpassed the historic milestone of 100,000 home closings, a proud achievement for Meritage.
“Our fourth quarter results contributed significantly to the gains we achieved for the full year. We grew home closing revenue by 15%, delivering nearly the same level of earnings as we did in the fourth quarter of 2015 despite lower home closing margin in the fourth quarter of 2016.”
Mr. Hilton continued, “Our ending community count was down year over year as some community openings were delayed, which impacted our order volumes for the fourth quarter and full year 2016. We expect that to translate to slightly lower year-over-year order volume for the first quarter of 2017. However, we expect to open these communities in the first half of the year and are projecting significant year-over-year growth in the second half of 2017, resulting in new home deliveries of approximately 7,500-7,900 for the full year and total closing revenue of $3.1-3.3 billion.
“We anticipate gross margins will be in line with 2016 due to continued cost pressures. However, we are projecting a 6-12% increase in pre-tax earnings through a combination of cost management and additional operating leverage from our anticipated top-line growth.
“We are successfully shifting our community offerings to fully embrace the growing number of first-time home buyers and are well on our way to achieving our target of 35-40% of our communities being aimed at this market segment by the end of 2018,” stated Mr. Hilton. “We believe this strategy will provide value to both our customers and shareholders over the long term.”

FOURTH QUARTER RESULTS

•
Net earnings for the fourth quarter of 2016 were $51.8 million or $1.22 per diluted share, compared to $52.9 million or $1.26 per diluted share reported for the fourth quarter of 2015. A 15% increase in home closing revenue was partially offset by higher construction labor, land and development costs, as well as lower land closing profit, resulting in a 4% increase in total closing gross profit. A higher effective tax rate reduced net earnings in the fourth quarter of 2016 compared to 2015.

•
Home closing revenue increased to $876.1 million for the fourth quarter of 2016, compared to $761.4 million for the fourth quarter of 2015, reflecting a 10% increase in home closings and a 4% increase in the average price of homes closed during the quarter. The regions that posted the best year-over-year increases in home closing revenue were the East region (notably Georgia, Tennessee and the Carolinas), delivering a 22% revenue increase on 20% greater closings, and the West region (notably Arizona and Colorado), where home closing revenue was up 14% over the fourth quarter of 2015. Texas home closing revenue rose 9% primarily due to an 8% increase in average closing price.

•
Home closing gross margin of 17.9% in the fourth quarter of 2016 was the highest quarterly margin in 2016, benefiting from cost efficiencies related to higher closings and revenue. It was lower than last year’s fourth quarter margin of 19.3%, primarily due to the impact of cost inflation in land and construction.

•
Selling, general and administrative expenses of 10.5% were flat with the prior year’s fourth quarter, and improved sequentially from the third quarter’s 11.7% due to the leverage from higher closing revenue, as well as management cost controls.

•
Nearly 100% of interest incurred was capitalized to additional assets under development, resulting in a negligible amount of interest expense in the fourth quarter of 2016, compared to $4.0 million in the prior year.

•
The fourth quarter effective tax rate was 32.1% in 2016, compared to 30.5% in the fourth quarter of 2015, due to the timing of recognition of federal energy tax credits on Meritage’s highly energy efficient homes. The benefit was recognized throughout 2016 instead of being fully recognized in the fourth quarter, as it was in 2015 following the legislative extension of tax credits.

•
Total order value for the quarter was consistent with the fourth quarter of 2015, as a 5% increase in average sales price offset a 5% decline in orders, while absorptions per community were consistent with the prior year’s fourth quarter.

•
Orders and order value increased in the West region, primarily due to strong demand in Arizona and Colorado, as well as in the Central region, primarily due to growth in community count to meet demand. Order volumes in the East region were 27% lower than the prior year’s fourth quarter, primarily due to a 16% decline in average community count, from 100 in 2015 to 84 in 2016.

•
Ending community count at December 31, 2016 was 243, compared to 254 at December 31, 2015, but up sequentially from 237 at September 30, 2016. Various delays pushed the opening dates for a number of communities into 2017, which are expected to occur in the first half of the year.

FULL YEAR RESULTS

•
Net earnings were up 16% year over year to $149.5 million ($3.55 per fully diluted share) for the full year of 2016, compared to $128.7 million ($3.09 per fully diluted share) for 2015. The earnings increase was primarily due to 19% growth in home closing revenue, combined with a 14% increase in financial services profit, improved overhead leverage, reduced interest expense and increased other income, partially offset by lower home closing gross margin and land closing profit compared to 2015.

•
Meritage closed 13% more homes in 2016 than in 2015, at an average sales price of $408,000 compared to $388,000 in 2015. The combination of higher closing volume and prices drove the increase in annual home closing revenue.

•
Overhead leverage improved by 60 bps as total selling, general and administrative expenses declined to 11.3% in 2016 from 11.9% in 2015. The improvement reflects a revised commission structure and cost controls implemented by management during 2016.

•	Interest expense for the full year decreased to $5.2 million in 2016 compared to $16.0 million in 2015, as most interest incurred was capitalized to higher real estate assets under development.

•	Home closing gross margin in 2016 was 17.6%, compared to 19.0% for 2015, reflecting higher costs with limited pricing power to offset them, as well as the close-out of several high-margin communities.

BALANCE SHEET

•
The company ended the fourth quarter of 2016 with $131.7 million in cash and cash equivalents, compared to $262.2 million at December 31, 2015. The decrease in cash was primarily due to investments in real estate inventory as a result of organic growth. $15.0 million was drawn on the revolving credit facility at year-end 2016 with no comparable balance outstanding at December 31, 2015.

•
Real estate assets increased to $2.42 billion at December 31, 2016, compared to $2.10 billion at December 31, 2015, primarily due to increases in the balances of finished home sites and home sites under development, as well as unsold homes.

•	Net debt-to-capital ratio at December 31, 2016 was 41.2%, compared to 40.4% at December 31, 2015, reflecting the investment of cash into inventory of homes and land under development.

•
Total lot supply at the end of the quarter was approximately 29,800, a 7% increase over approximately 27,800 lots at December 31, 2015, representing approximately four years’ supply of lots based on trailing twelve months closings on both dates.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 10:00 a.m. Eastern Time (8:00 a.m. Arizona Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference call registration link: http://dpregister.com/10097854.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 in Canada.
A replay of the call will be available through February 15, 2017, beginning at 12:00 p.m. Eastern Time on February 1, 2017 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10092994. For more information, visit www.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Homebuilding:
Home closing revenue	$876,094	$761,372	$3,003,426	$2,531,556
Land closing revenue	4,614	20,241	25,801	36,526
Total closing revenue	880,708	781,613	3,029,227	2,568,082
Cost of home closings	(719,324)	(614,794)	(2,474,584)	(2,049,637)
Cost of land closings	(3,946)	(14,744)	(23,431)	(29,736)
Total cost of closings	(723,270)	(629,538)	(2,498,015)	(2,079,373)
Home closing gross profit	156,770	146,578	528,842	481,919
Land closing gross profit	668	5,497	2,370	6,790
Total closing gross profit	157,438	152,075	531,212	488,709
Financial Services:
Revenue	3,392	3,101	12,507	11,377
Expense	(1,435)	(1,289)	(5,587)	(5,203)
Earnings from financial services unconsolidated entities and other, net	4,180	3,942	14,982	13,097
Financial services profit	6,137	5,754	21,902	19,271
Commissions and other sales costs	(60,058)	(53,542)	(215,092)	(188,418)
General and administrative expenses	(32,029)	(26,775)	(123,803)	(112,849)
Earnings/(loss) from other unconsolidated entities, net	3,204	77	4,060	(338)
Interest expense	(45)	(4,003)	(5,172)	(15,965)
Other income/(expense), net	1,690	2,499	4,953	(946)
Earnings before income taxes	76,337	76,085	218,060	189,464
Provision for income taxes	(24,530)	(23,188)	(68,519)	(60,726)
Net earnings	$51,807	$52,897	$149,541	$128,738

Earnings per share:
Basic
Earnings per share	$1.29	$1.33	$3.74	$3.25
Weighted average shares outstanding	40,028	39,667	39,976	39,593
Diluted
Earnings per share	$1.22	$1.26	$3.55	$3.09
Weighted average shares outstanding	42,667	42,214	42,585	42,164

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2016	December 31, 2015
Assets:
Cash and cash equivalents	$131,702	$262,208
Other receivables	70,355	57,296
Real estate (1)	2,422,063	2,098,302
Deposits on real estate under option or contract	85,556	87,839
Investments in unconsolidated entities	17,097	11,370
Property and equipment, net	33,202	33,970
Deferred tax asset	53,320	59,147
Prepaids, other assets and goodwill	75,396	69,645
Total assets	$2,888,691	$2,679,777
Liabilities:
Accounts payable	$140,682	$106,440
Accrued liabilities	170,852	161,163
Home sale deposits	28,348	36,197
Loans payable and other borrowings	32,195	23,867
Senior and convertible senior notes, net	1,095,119	1,093,173
Total liabilities	1,467,196	1,420,840
Stockholders' Equity:
Preferred stock	—	—
Common stock	400	397
Additional paid-in capital	572,506	559,492
Retained earnings	848,589	699,048
Total stockholders’ equity	1,421,495	1,258,937
Total liabilities and stockholders’ equity	$2,888,691	$2,679,777
(1) Real estate – Allocated costs:
Homes under contract under construction	$508,927	$456,138
Unsold homes, completed and under construction	431,725	307,425
Model homes	147,406	138,546
Finished home sites and home sites under development	1,334,005	1,196,193
Total real estate	$2,422,063	$2,098,302

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Depreciation and amortization	$4,508	$3,947	$15,978	$14,241

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$67,631	$61,396	$61,202	$54,060
Interest incurred	17,704	17,877	70,348	67,542
Interest expensed	(45)	(4,003)	(5,172)	(15,965)
Interest amortized to cost of home and land closings	(17,094)	(14,068)	(58,182)	(44,435)
Capitalized interest, end of period	$68,196	$61,202	$68,196	$61,202

	December 31, 2016	December 31, 2015
Notes payable and other borrowings	$1,127,314	$1,117,040
Stockholders' equity	1,421,495	1,258,937
Total capital	2,548,809	2,375,977
Debt-to-capital	44.2%	47.0%
Notes payable and other borrowings	$1,127,314	$1,117,040
Less: cash and cash equivalents	$(131,702)	$(262,208)
Net debt	995,612	854,832
Stockholders’ equity	1,421,495	1,258,937
Total net capital	$2,417,107	$2,113,769
Net debt-to-capital	41.2%	40.4%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net earnings	$149,541	$128,738
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	15,978	14,241
Stock-based compensation	13,741	15,781
Excess income tax provision/(benefit) from stock-based awards	956	(2,043)
Equity in earnings from unconsolidated entities	(19,042)	(12,759)
Distribution of earnings from unconsolidated entities	16,959	12,650
Other	9,539	11,530
Changes in assets and liabilities:
Increase in real estate	(311,426)	(209,407)
Decrease in deposits on real estate under option or contract	2,337	6,316
Increase in other receivables, prepaids and other assets	(17,513)	(7,083)
Increase in accounts payable and accrued liabilities	43,377	31,883
(Decrease)/increase in home sale deposits	(7,849)	6,818
Net cash used in operating activities	(103,402)	(3,335)
Cash flows from investing activities:
Investments in unconsolidated entities	(7,244)	(481)
Distributions of capital from unconsolidated entities	3,600	—
Purchases of property and equipment	(16,662)	(16,092)
Proceeds from sales of property and equipment	200	86
Maturities/sales of investments and securities	746	1,555
Payments to purchase investments and securities	(746)	(1,555)
Net cash used in investing activities	(20,106)	(16,487)
Cash flows from financing activities:
Proceeds from Credit Facility, net	15,000	—
Repayment of loans payable and other borrowings	(21,274)	(23,226)
Proceeds from issuance of senior notes	—	200,000
Debt issuance costs	—	(3,006)
Excess income tax (provision)/benefit from stock-based awards	(956)	2,043
Proceeds from stock option exercises	232	2,886
Net cash (used in)/provided by financing activities	(6,998)	178,697
Net (decrease)/increase in cash and cash equivalents	(130,506)	158,875
Beginning cash and cash equivalents	262,208	103,333
Ending cash and cash equivalents	$131,702	$262,208

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,
	2016		2015
	Homes	Value	Homes	Value
Homes Closed:
Arizona	373	$126,628	291	$98,004
California	282	171,506	323	175,601
Colorado	160	78,278	131	57,211
West Region	815	376,412	745	330,816
Texas	567	212,587	559	194,879
Central Region	567	212,587	559	194,879
Florida	276	116,253	254	106,520
Georgia	108	37,263	72	23,735
North Carolina	198	80,222	162	66,921
South Carolina	97	32,274	83	24,217
Tennessee	56	21,083	44	14,284
East Region	735	287,095	615	235,677
Total	2,117	$876,094	1,919	$761,372
Homes Ordered:
Arizona	314	$105,397	253	$86,887
California	187	116,969	215	118,370
Colorado	116	64,887	105	51,033
West Region	617	287,253	573	256,290
Texas	490	185,557	465	171,938
Central Region	490	185,557	465	171,938
Florida	159	71,559	200	80,929
Georgia	28	11,682	73	25,704
North Carolina	108	48,959	159	67,492
South Carolina	60	19,253	65	20,071
Tennessee	31	11,732	33	11,757
East Region	386	163,185	530	205,953
Total	1,493	$635,995	1,568	$634,181

	Twelve Months Ended December 31,
	2016		2015
	Homes	Value	Homes	Value
Homes Closed:
Arizona	1,122	$384,767	1,008	$325,371
California	1,020	590,340	888	478,174
Colorado	634	310,191	495	224,125
West Region	2,776	1,285,298	2,391	1,027,670
Texas	2,130	778,964	2,025	705,318
Central Region	2,130	778,964	2,025	705,318
Florida	895	368,564	843	361,127
Georgia	337	114,137	228	72,913
North Carolina	672	278,747	551	215,642
South Carolina	328	103,851	330	101,847
Tennessee	217	73,865	154	47,039
East Region	2,449	939,164	2,106	798,568
Total	7,355	$3,003,426	6,522	$2,531,556
Homes Ordered:
Arizona	1,249	$428,204	1,133	$377,059
California	962	559,832	965	538,357
Colorado	575	302,124	559	264,643
West Region	2,786	1,290,160	2,657	1,180,059
Texas	2,119	783,504	2,109	746,471
Central Region	2,119	783,504	2,109	746,471
Florida	861	367,012	893	376,563
Georgia	333	114,074	270	89,755
North Carolina	605	254,521	626	258,952
South Carolina	356	114,376	348	105,838
Tennessee	230	77,856	197	65,147
East Region	2,385	927,839	2,334	896,255
Total	7,290	$3,001,503	7,100	$2,822,785

Order Backlog:
Arizona	444	$161,343	317	$117,906
California	231	153,638	289	184,146
Colorado	273	154,084	332	162,151
West Region	948	469,065	938	464,203
Texas	931	354,734	942	350,194
Central Region	931	354,734	942	350,194
Florida	253	116,454	287	118,006
Georgia	91	33,363	95	33,426
North Carolina	193	87,252	260	111,478
South Carolina	116	40,636	88	30,111
Tennessee	95	34,254	82	30,263
East Region	748	311,959	812	323,284
Total	2,627	$1,135,758	2,692	$1,137,681

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended December 31,
	2016		2015
	Ending	Average	Ending	Average
Active Communities:
Arizona	42	41.0	41	41.0
California	28	28.5	24	25.0
Colorado	10	10.0	16	15.5
West Region	80	79.5	81	81.5
Texas	80	77.0	72	71.0
Central Region	80	77.0	72	71.0
Florida	27	26.5	31	31.0
Georgia	17	17.0	17	17.0
North Carolina	17	18.0	26	25.5
South Carolina	15	15.0	18	17.5
Tennessee	7	7.0	9	8.5
East Region	83	83.5	101	99.5
Total	243	240.0	254	252.0

	Twelve Months Ended December 31,
	2016		2015
	Ending	Average	Ending	Average
Active Communities:
Arizona	42	41.5	41	41.0
California	28	26.0	24	24.0
Colorado	10	13.0	16	16.5
West Region	80	80.5	81	81.5
Texas	80	76.0	72	65.5
Central Region	80	76.0	72	65.5
Florida	27	29.0	31	30.0
Georgia	17	17.0	17	15.0
North Carolina	17	21.5	26	23.5
South Carolina	15	16.5	18	19.0
Tennessee	7	8.0	9	7.0
East Region	83	92.0	101	94.5
Total	243	248.5	254	241.5

About Meritage Homes Corporation

Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2015. Meritage Homes builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage Homes builds in markets including Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando, Tampa and south Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee; and Atlanta, Georgia.
Meritage Homes has designed and built over 100,000 homes in its 31-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage Homes is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award every year since 2013 for its innovation and industry leadership in energy efficient homebuilding. For more information, visit meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations with respect to future growth, our strategy and projections with respect to the entry-level and first-time home buyer market, the timing of community openings in 2017, quarterly order trends during 2017, projected home closings and home closing revenue, home closing gross margins, operating leverage and pre-tax earnings for the full year 2017.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability and cost of finished lots and undeveloped land; interest rates and changes in the availability and pricing of residential mortgages; fluctuations in the availability and cost of labor; changes in tax laws that adversely impact us or our homebuyers; reversal of the current economic recovery; the ability of our potential buyers to sell their existing homes; cancellation rates; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slower order absorption rates; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of option deposits; our potential exposure to natural disasters or severe weather conditions; competition; construction defect and home warranty claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; enactment of new laws or regulations or our failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing due to a downgrade of our credit ratings; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Forms 10-Q under the caption "Risk Factors," which can be found on our website.